Exhibit 10.1

MIVA, Inc
Policy for Compensation
For Independent Members of
The Board of Directors

As adopted on June 14, 2006

     This policy provides a compensation program for the independent members of the board of directors designed to adequately compensate them for their time and effort. Board members who do not qualify as independent directors under NASDAQ rules, as they are established from time to time, are not included in this program.

     The overall goals of this policy are:

•	To align the interests of shareholders and directors and

•	To provide value to directors for value received.

     The program provides for cash and equity payments. The equity payments are in the form of Restricted Stock Units (“RSUs”). Each RSU consists of the right to receive one share of stock upon reaching a vesting event, a predetermined point in time. At the request of a board member or pursuant to the terms of the RSU Agreement, the RSU may be settled partially in stock and partially in cash to facilitate the payment of any tax liability arising from settlement of the RSU.

     One compensation scheme is applicable to all independent board members. A second scheme provides for additional compensation for the extra efforts and responsibilities for independent directors in the positions of chair of the board and lead independent director.

General Board Compensation

     Board members are to be given an RSU grant for their service on the board and cash stipends for participation in board and committee meetings. The RSU grant shall be for the whole number of shares that could be purchased for $40,000 based on the closing price of the company’s stock on the first trading day of the calendar year. The RSUs will vest at the rate of one-twelfth (1/12) of the total at the end of each month of the calendar year. While the vesting will occur on a monthly basis, administratively the actual issuance of shares will take place at the end of each quarter. If an individual becomes an independent member of the board of directors after January 1 of a year, (i) the RSU award will be based on a fractional portion of the full year dollar amount the numerator of which will be the number of months in which the individual will be on the board and the denominator of which is twelve (12), (ii) the fraction for monthly vesting will be a numerator of one (1) and a denominator of the number of months in which the individual will be on the board, and (iii) the number of shares will be based on the closing stock price the trading day preceding the date the individual becomes a member. Any RSUs that are unvested as of the date of termination of service as a director are automatically forfeited.

The cash stipends, which are to be paid at the end of each calendar quarter, are as follows:

Board meeting

$2,000 per board meeting attended in person.

$500 per board meeting attended telephonically

Committee meetings

$1,000 per committee meeting attended in person, except the audit committee chairman who shall receive $2,000 per meeting.

$500 per meeting attended telephonically, except for the audit committee chairman who shall receive $1,000 per meeting.

Chair and Lead Director Compensation

In addition to the general board compensation, the board member holding the position of chair of the board and the board member holding the position of lead independent director shall each be given the following additional RSU grant and cash stipend.

RSU grant

The RSU grant shall be for the whole number of shares that could be purchased for $15,000 based on the closing price of the company’s stock on the first trading day of the calendar year. The RSUs will vest at the rate of one-fourth (1/4) of the total at the end of each quarter of the calendar year.

Cash stipend

The cash stipend, one-fourth (1/4) of which is to be paid at the end of each calendar quarter of the year, shall be $15,000.

Any RSUs that are unvested or any cash stipend that is not due and payable as of the date of termination of service as the Chairman of the Board or lead independent director are automatically forfeited.

Transition

For the year 2006 the following transitional policy shall apply.

•	The number of RSUs for general board compensation, chair compensation, and lead director compensation shall be based on the closing stock price on the trading day preceding the date this policy is adopted.

•	A proportion of the number of RSUs for general board compensation will immediately vest on the date this policy is adopted based on a fraction the numerator of which is the number of completed months for the year and the denominator of which is twelve (12).

•	The chair and lead director compensation will be effective as of April 1, 2006, and will operate for nine (9) months of 2006. Accordingly, for the year 2006 the RSU grants and cash stipends will each be based on $11,250 and one-third (1/3) will be vested/paid at the end of each of the remaining quarters of the calendar year, subject to such person serving in such capacity on the vesting or payment date.